Exhibit 99.1
The J.M. Smucker Co. Announces Fiscal 2025 Second Quarter Results
ORRVILLE, Ohio, Nov. 26, 2024 /PRNewswire/ -- The J.M. Smucker Co. (NYSE: SJM) today announced results for the second quarter ended October 31, 2024, of its 2025 fiscal year. Financial results for the second quarter of fiscal year 2025 reflect the divestiture of the Canada condiment business on January 2, 2024, acquisition of Hostess Brands, Inc. ("Hostess Brands") on November 7, 2023, and divestiture of the Sahale Snacks® business on November 1, 2023. All comparisons are to the second quarter of the prior fiscal year, unless otherwise noted.
EXECUTIVE SUMMARY
•Net sales was $2.3 billion, an increase of $332.6 million, or 17 percent. Net sales excluding the acquisition, divestitures, and foreign currency exchange increased 2 percent.
•Net loss per diluted share was $0.23. Adjusted earnings per share was $2.76, an increase of 7 percent.
•Cash provided by operations was $404.2 million compared to $176.9 million in the prior year. Free cash flow was $317.2 million, compared to $28.2 million in the prior year.
•The Company updated its full-year fiscal 2025 financial outlook.
CHIEF EXECUTIVE OFFICER REMARKS
"Our strong second quarter performance demonstrates the strength of our categories and continued execution toward our key growth platforms," said Mark Smucker, Chair of the Board, President and Chief Executive Officer. "During the quarter, we delivered organic net sales and earnings growth above our expectations with strength from the Uncrustables®, Meow Mix®, Café Bustelo®, and Jif® brands."

"Looking ahead, we are focused on delivering our strategic priorities, including the integration of Hostess Brands, and are taking decisive actions to grow the Hostess® brand. This includes the recently announced divestiture of the Voortman® business, which highlights our strategy of prioritizing resources to our largest growth opportunities. We remain confident in the Hostess® brand and its contribution to our long-term growth objectives."

SECOND QUARTER CONSOLIDATED RESULTS

	Three Months Ended October 31,
	2024	2023	% Increase (Decrease)
	(Dollars and shares in millions, except per share data)

Net sales	$2,271.2	$1,938.6	17%

Operating income	$169.7	$298.9	(43)%
Adjusted operating income	490.6	385.4	27%

Net income (loss) per common share – assuming dilution	($0.23)	$1.90	(112)%
Adjusted earnings per share – assuming dilution	2.76	2.59	7%

Weighted-average shares outstanding – assuming dilution	106.7	102.4	4%

Net Sales
Net sales increased $332.6 million, or 17 percent. Excluding $315.5 million of net sales in the current year related to the Hostess Brands acquisition, $28.9 million of noncomparable net sales in the prior year related to divestitures, and $0.5 million of unfavorable foreign currency exchange, net sales increased $46.5 million, or 2 percent.
The increase in comparable net sales reflects a 2 percentage point increase from volume/mix, primarily driven by increases for the Uncrustables®, Meow Mix®, Café Bustelo®, and Jif® brands, partially offset by lower contract manufacturing sales related to the divested pet food brands and a decrease for the Dunkin'® brand. Comparable net sales growth also reflects a 1 percentage point increase from net price realization, primarily driven by higher net pricing for the Folgers® brand, partially offset by lower net pricing for the Meow Mix® brand.
Operating Income
Gross profit increased $161.9 million, or 22 percent. The increase primarily reflects a favorable impact from the acquisition of Hostess Brands, favorable volume/mix, higher net price realization, and lower costs, partially offset by the impact of divestitures. Operating income decreased $129.2 million, or 43 percent, primarily driven by the $260.8 million pre-tax loss on the Voortman® business disposal group classified as held for sale, a $57.2 million increase in selling, distribution, and administrative ("SD&A") expenses, and a $16.2 million increase in amortization expense, mostly attributable to the impact of the acquisition. These impacts were partially offset by the increase in gross profit and a decrease in net other operating expense, primarily due to lapping a $39.1 million charge in the prior year related to the termination of a supplier agreement.
Adjusted gross profit increased $129.2 million, or 17 percent. The difference between adjusted gross profit and generally accepted accounting principles ("GAAP") results primarily reflects an unfavorable impact of the exclusion of a $38.0 million change in net cumulative unallocated derivative gains and losses. Adjusted operating income, which further reflects the exclusion of the $260.8 million pre-tax loss for the assets held for sale, amortization expense, and other special project costs as compared to GAAP operating income, increased $105.2 million, or 27 percent.
Interest Expense and Income Taxes
Net interest expense increased $63.6 million, primarily due to an increase in interest expense related to the Senior Notes issued to partially finance the acquisition of Hostess Brands.

The effective income tax rate was 136.7 percent, compared to 21.9 percent in the prior year. The adjusted effective income tax rate was 24.1 percent, compared to 24.3 percent in the prior year. The increase in the effective income tax rate was primarily due to unfavorable tax impacts associated with the classification of the Voortman® business as held for sale during the quarter, which were excluded from the adjusted effective income tax rate. Additionally, the prior year effective income tax rate included a tax benefit related to the divestiture of the Sahale Snacks® business, which was also excluded from the adjusted effective income tax rate in the prior year.

Cash Flow and Debt
Cash provided by operating activities was $404.2 million, compared to $176.9 million in the prior year, primarily reflecting higher net income adjusted for noncash items, timing of income tax payments, and less cash required to fund working capital. Free cash flow was $317.2 million, compared to $28.2 million in the prior year, driven by the increase in cash provided by operating activities and a decrease in capital expenditures as compared to the prior year.
FULL-YEAR OUTLOOK
The Company updated its full-year fiscal 2025 guidance, as summarized below.

	Current	Previous
Net sales increase vs. prior year	8.5% to 9.5%	8.5% to 9.5%
Adjusted earnings per share	$9.70 - $10.10	$9.60 - $10.00
Free cash flow (in millions)	$875	$875
Capital expenditures (in millions)	$450	$450
Adjusted effective income tax rate	24.3%	24.3%
Net sales is expected to increase 8.5 to 9.5 percent compared to the prior year. Comparable net sales is expected to increase approximately 1.0 to 2.0 percent, which excludes noncomparable sales in the current year from the acquisition of Hostess Brands and noncomparable sales in the prior year related to the divestitures of the Canada condiment and Sahale Snacks® businesses. This guidance also reflects a decline of approximately $100.0 million of contract manufacturing sales related to the divested pet food brands as compared to the prior year.
Adjusted earnings per share is expected to range from $9.70 to $10.10, based on 106.7 million weighted-average common shares outstanding. This guidance assumes an adjusted gross profit margin of approximately 37.5 to 38.0 percent and an increase of SD&A expenses of approximately 9.0 percent as compared to the prior year. Interest expense is expected to be $400.0 million, and the adjusted effective income tax rate is anticipated to be 24.3 percent. Free cash flow is expected to be approximately $875.0 million with capital expenditures of $450.0 million.
The full-year fiscal 2025 guidance does not reflect any impact related to the Company's previously announced agreement to divest the Voortman® business. The transaction is expected to close during the third quarter of the current fiscal year and the fiscal 2025 net sales impact is expected to be approximately $65 million and the adjusted earnings per share impact to be approximately $0.10, excluding any potential benefit from the use of proceeds from the sale. The Company anticipates using the proceeds from the transaction to pay down debt. The Company anticipates the earnings impact will be immaterial to its fiscal 2025 adjusted earnings per share guidance range when considering use of proceeds.

SECOND QUARTER SEGMENT RESULTS
(Dollar amounts in the segment tables below are reported in millions.)
U.S. Retail Coffee

	Net Sales	Segment Profit	Segment Profit Margin
FY25 Q2 Results	$704.0	$202.7	28.8%
Increase (decrease) vs. prior year	3%	19%	390bps
Net sales increased $18.3 million, or 3 percent. Net price realization increased net sales by 3 percentage points, primarily driven by higher net pricing for mainstream roast and ground and instant coffee. Volume/mix was neutral to net sales, reflecting a decline for the Dunkin'® brand, mostly offset by increases for the Café Bustelo® and Folgers® brands.
Segment profit increased $31.7 million, primarily reflecting lapping the $39.1 million charge in the prior year related to the termination of a supplier agreement and higher net price realization, partially offset by higher commodity costs.

U.S. Retail Frozen Handheld and Spreads

	Net Sales	Segment Profit	Segment Profit Margin
FY25 Q2 Results	$485.2	$116.1	23.9%
Increase (decrease) vs. prior year	5%	(10)%	-380bps

Net sales increased $20.9 million, or 5 percent. Excluding $8.2 million of noncomparable net sales in the prior year related to the divestiture of the Sahale Snacks® business, net sales increased $29.1 million, or 6 percent. Volume/mix increased net sales by 8 percentage points, primarily driven by increases for Uncrustables® sandwiches and Jif® peanut butter. Net price realization decreased net sales by 2 percentage points, primarily reflecting higher trade spend for Uncrustables® sandwiches.
Segment profit decreased $12.4 million, primarily driven by higher costs, lower net price realization, pre-production expenses related to the new Uncrustables® sandwiches manufacturing facility, and increased marketing spend, partially offset by favorable volume/mix.
U.S. Retail Pet Foods

	Net Sales	Segment Profit	Segment Profit Margin
FY25 Q2 Results	$445.4	$121.4	27.3%
Increase (decrease) vs. prior year	(4)%	25%	640bps
Net sales decreased $18.6 million, or 4 percent. Volume/mix decreased net sales by 2 percentage points, primarily driven by decreased contract manufacturing sales related to the divested pet food brands and decreases for the Canine Carry Outs® and Pup-Peroni® brands, partially offset by increases for the Meow Mix® and Milk-Bone® brands. Lower net price realization decreased net sales by 2 percentage points, primarily reflecting higher trade spend for cat food and dog snacks.
Segment profit increased $24.2 million, primarily driven by lower costs, favorable volume/mix, and lower distribution and marketing expenses, partially offset by lower net price realization.
Sweet Baked Snacks

	Net Sales	Segment Profit	Segment Profit Margin
FY25 Q2 Results	$315.5	$70.6	22.4%
The segment contributed net sales of $315.5 million and segment profit of $70.6 million. Prior year net sales and segment profit are not provided due to differences in reporting periods and certain financial measures under previous ownership.
International and Away From Home

	Net Sales	Segment Profit	Segment Profit Margin
FY25 Q2 Results	$321.1	$68.0	21.2%
Increase (decrease) vs. prior year	(1)%	13%	270bps
Net sales decreased $3.5 million, or 1 percent. Excluding $20.7 million of noncomparable net sales in the prior year related to the divested businesses and $0.5 million of unfavorable foreign currency exchange, net sales increased $17.7 million, or 6 percent. Net price realization contributed 4 percentage points to net sales, primarily driven by list price increases across the majority of the portfolio, partially offset by increased trade spend. Volume/mix increased net sales by 2 percentage points, primarily driven by increases for peanut butter and portion control products and Uncrustables® sandwiches, partially offset by a decrease for coffee products.
Segment profit increased $7.8 million, primarily reflecting higher net price realization and favorable volume/mix, partially offset by higher costs, the impact of noncomparable segment profit in the prior year related to the divested businesses, and pre-production expenses related to the new Uncrustables® sandwiches manufacturing facility.

Financial Results Discussion and Webcast
At approximately 7:00 a.m. Eastern Standard Time today, the Company will post to its website at investors.jmsmucker.com a pre-recorded management discussion of its fiscal 2025 second quarter financial results, a transcript of the discussion, and supplemental materials. At 9:00 a.m. Eastern Standard Time today, the Company will webcast a live question-and-answer session with Mark Smucker, Chair of the Board, President and Chief Executive Officer, and Tucker Marshall, Chief Financial Officer. The live webcast and replay can be accessed at investors.jmsmucker.com.
The J.M. Smucker Co. Forward-Looking Statements
This press release contains forward-looking statements, such as projected net sales, operating results, earnings, and cash flows that are subject to risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by those forward-looking statements. The risks, uncertainties, important factors, and assumptions listed and discussed in this press release, which could cause actual results to differ materially from those expressed, include: uncertainties related to the timing of the consummation of the sale of the Voortman® business to Second Nature, including the possibility that any or all of the conditions to the sale may not be satisfied or waived (including failure to receive required regulatory approvals); the Company’s ability to successfully integrate Hostess Brands’ operations and employees and to implement plans and achieve financial forecasts with respect to the Hostess Brands’ business; the Company’s ability to realize the anticipated benefits, including synergies and cost savings, related to the Hostess Brands acquisition, including the possibility that the expected benefits will not be realized or will not be realized within the expected time period; disruption from the acquisition of Hostess Brands by diverting the attention of the Company’s management and making it more difficult to maintain business and operational relationships; the negative effects of the acquisition of Hostess Brands on the market price of the Company’s common shares; the amount of the costs, fees, expenses, and charges and the risk of litigation related to the acquisition of Hostess Brands; the effect of the acquisition of Hostess Brands on the Company’s business relationships, operating results, ability to hire and retain key talent, and business generally; disruptions or inefficiencies in the Company’s operations or supply chain, including any impact caused by product recalls, political instability, terrorism, geopolitical conflicts (including the ongoing conflicts between Russia and Ukraine and Israel and Hamas), extreme weather conditions, natural disasters, pandemics, work stoppages or labor shortages (including potential strikes along the U.S. East and Gulf coast ports and potential impacts related to the duration of a recent strike at the Company's Buffalo, New York manufacturing facility), or other calamities; risks related to the availability of, and cost inflation in, supply chain inputs, including labor, raw materials, commodities, packaging, and transportation; the impact of food security concerns involving either the Company’s products or its competitors’ products, including changes in consumer preference, consumer litigation, actions by the U.S. Food and Drug Administration or other agencies, and product recalls; risks associated with derivative and purchasing strategies the Company employs to manage commodity pricing and interest rate risks; the availability of reliable transportation on acceptable terms; the ability to achieve cost savings related to restructuring and cost management programs in the amounts and within the time frames currently anticipated; the ability to generate sufficient cash flow to continue operating under the Company’s capital deployment model, including capital expenditures, debt repayment to meet the Company’s deleveraging objectives, dividend payments, and share repurchases; a change in outlook or downgrade in the Company’s public credit ratings by a rating agency below investment grade; the ability to implement and realize the full benefit of price changes, and the impact of the timing of the price changes to profits and cash flow in a particular period; the success and cost of marketing and sales programs and strategies intended to promote growth in the Company’s businesses, including product innovation; general competitive activity in the market, including competitors’ pricing practices and promotional spending levels; the Company’s ability to attract and retain key talent; the concentration of certain of the Company’s businesses with key customers and suppliers, including primary or single-source suppliers of certain key raw materials and finished goods, and the Company’s ability to manage and maintain key relationships; impairments in the carrying value of goodwill, other intangible assets, or other long-lived assets or changes in the useful lives of other intangible assets or other long-lived assets; the impact of new or changes to existing governmental laws and regulations and their application; the outcome of tax examinations, changes in tax laws, and other tax matters; a disruption, failure, or security breach of the Company or its suppliers’ information technology systems, including, but not limited to, ransomware attacks; foreign currency exchange rate and interest rate fluctuations; and risks related to other factors described under "Risk Factors" in other reports and statements filed with the Securities and Exchange Commission, including the Company’s most recent Annual Report on Form 10-K. The Company undertakes no obligation to update or revise these forward-looking statements, which speak only as of the date made, to reflect new events or circumstances.

About The J.M. Smucker Co.
At The J.M. Smucker Co., it is our privilege to make food people and pets love by offering a diverse family of brands available across North America. We are proud to lead in the coffee, peanut butter, fruit spreads, frozen handheld, sweet baked goods, dog snacks, and cat food categories by offering brands consumers trust for themselves and their families each day, including Folgers®, Dunkin’®, Café Bustelo®, Jif®, Uncrustables®, Smucker’s®, Hostess®, Voortman®, Milk-Bone®, and Meow Mix®. Through our unwavering commitment to producing quality products, operating responsibly and ethically and delivering on our Purpose, we will continue to grow our business while making a positive impact on society. For more information, please visit jmsmucker.com.

The J.M. Smucker Co. is the owner of all trademarks referenced herein, except for Dunkin'®, which is a trademark of DD IP Holder LLC. The Dunkin'® brand is licensed to The J.M. Smucker Co. for packaged coffee products sold in retail channels such as grocery stores, mass merchandisers, club stores, e-commerce and drug stores, and in certain away from home channels. This information does not pertain to products for sale in Dunkin'® restaurants.
Contacts:
The J.M. Smucker Co.: (330) 682-3000
Investors: Crystal Beiting, Vice President, Investor Relations & FP&A
Media: Abbey Linville, Vice President, Public Relations & Communications

The J.M. Smucker Co. Unaudited Condensed Consolidated Statements of Income

	Three Months Ended October 31,			Six Months Ended October 31,
	2024	2023	% Increase (Decrease)	2024	2023	% Increase (Decrease)
	(Dollars and shares in millions, except per share data)

Net sales	$2,271.2	$1,938.6	17%	$4,396.3	$3,743.8	17%
Cost of products sold	1,385.1	1,214.4	14%	2,713.0	2,364.8	15%
Gross Profit	886.1	724.2	22%	1,683.3	1,379.0	22%
Gross margin	39.0%	37.4%		38.3%	36.8%

Selling, distribution, and administrative expenses	390.7	333.5	17%	780.8	647.1	21%
Amortization	55.8	39.6	41%	111.8	79.4	41%
Other special project costs	10.7	6.8	57%	17.8	6.8	n/m
Loss (gain) on divestitures – net	260.8	13.8	n/m	260.8	12.6	n/m
Other operating expense (income) – net	(1.6)	31.6	(105)%	(7.1)	30.7	(123)%
Operating Income	169.7	298.9	(43)%	519.2	602.4	(14)%
Operating margin	7.5%	15.4%		11.8%	16.1%

Interest expense – net	(98.7)	(35.1)	n/m	(199.1)	(67.2)	n/m
Other debt costs	—	(19.5)	(100)%	—	(19.5)	(100)%
Other income (expense) – net	(4.2)	5.1	n/m	(7.3)	(27.9)	(74)%
Income (Loss) Before Income Taxes	66.8	249.4	(73)%	312.8	487.8	(36)%
Income tax expense	91.3	54.5	68%	152.3	109.3	39%
Net Income (Loss)	($24.5)	$194.9	(113)%	$160.5	$378.5	(58)%

Net income (loss) per common share	($0.23)	$1.91	(112)%	$1.51	$3.70	(59)%

Net income (loss) per common share – assuming dilution	($0.23)	$1.90	(112)%	$1.51	$3.69	(59)%

Dividends declared per common share	$1.08	$1.06	2%	$2.16	$2.12	2%

Weighted-average shares outstanding	106.4	102.1	4%	106.4	102.3	4%

Weighted-average shares outstanding – assuming dilution	106.7	102.4	4%	106.6	102.6	4%

The J.M. Smucker Co. Unaudited Condensed Consolidated Balance Sheets

	October 31, 2024	April 30, 2024
	(Dollars in millions)
Assets
Current Assets
Cash and cash equivalents	$49.2	$62.0
Trade receivables – net	804.6	736.5
Inventories	1,084.4	1,038.9
Other current assets	117.3	129.5
Total Current Assets	2,055.5	1,966.9

Property, Plant, and Equipment – Net	3,086.6	3,072.7

Other Noncurrent Assets
Goodwill	7,396.1	7,649.9
Other intangible assets – net	6,779.6	7,255.4
Assets held for sale – net	394.3	—
Other noncurrent assets	308.0	328.8
Total Other Noncurrent Assets	14,878.0	15,234.1
Total Assets	$20,020.1	$20,273.7

Liabilities and Shareholders' Equity
Current Liabilities
Accounts payable	$1,233.8	$1,336.2
Current portion of long-term debt	999.7	999.3
Short-term borrowings	488.0	591.0
Other current liabilities	841.7	834.6
Total Current Liabilities	3,563.2	3,761.1

Noncurrent Liabilities
Long-term debt, less current portion	6,776.8	6,773.7
Liabilities held for sale	105.5	—
Other noncurrent liabilities	1,941.5	2,045.0
Total Noncurrent Liabilities	8,823.8	8,818.7

Total Shareholders’ Equity	7,633.1	7,693.9
Total Liabilities and Shareholders’ Equity	$20,020.1	$20,273.7

The J.M. Smucker Co. Unaudited Condensed Consolidated Statements of Cash Flow

	Three Months Ended October 31,		Six Months Ended October 31,
	2024	2023	2024	2023
	(Dollars in millions)
Operating Activities
Net income (loss)	($24.5)	$194.9	$160.5	$378.5
Adjustments to reconcile net income (loss) to net cash provided by (used for) operations:
Depreciation	72.2	53.0	145.2	103.2
Amortization	55.8	39.6	111.8	79.4
Pension settlement loss (gain)	—	—	—	3.2
Unrealized loss (gain) on investment in equity securities – net	—	(5.9)	—	21.5
Share-based compensation expense	6.9	8.6	15.8	13.7
Loss (gain) on divestitures – net	260.8	13.8	260.8	12.6
Deferred income tax expense (benefit)	21.3	(7.4)	23.9	(16.3)
Other noncash adjustments – net	15.0	4.2	30.1	10.2
Changes in assets and liabilities, net of effect from acquisition and divestitures:
Trade receivables	(70.1)	2.6	(68.5)	8.7
Inventories	44.6	4.9	(54.4)	(76.5)
Other current assets	23.1	6.8	25.7	2.0
Accounts payable	(21.9)	(49.1)	(83.4)	(92.9)
Accrued liabilities	80.7	42.4	19.8	34.7
Income and other taxes	(59.5)	(121.3)	(4.6)	(64.0)
Other – net	(0.2)	(10.2)	(5.6)	(23.2)
Net Cash Provided by (Used for) Operating Activities	404.2	176.9	577.1	394.8
Investing Activities
Additions to property, plant, and equipment	(87.0)	(148.7)	(210.7)	(299.0)
Other – net	33.7	6.9	(15.0)	5.3
Net Cash Provided by (Used for) Investing Activities	(53.3)	(141.8)	(225.7)	(293.7)
Financing Activities
Short-term borrowings (repayments) – net	(217.8)	—	(121.6)	—
Proceeds from long-term debt	—	3,485.0	—	3,485.0
Capitalized debt issuance costs	—	(28.9)	—	(28.9)
Quarterly dividends paid	(114.4)	(108.0)	(226.5)	(213.2)
Purchase of treasury shares	(0.1)	(0.4)	(2.7)	(372.4)
Other – net	(8.4)	1.3	(12.9)	(2.8)
Net Cash Provided by (Used for) Financing Activities	(340.7)	3,349.0	(363.7)	2,867.7
Effect of exchange rate changes on cash	(0.5)	(1.3)	(0.5)	(0.7)
Net increase (decrease) in cash and cash equivalents	9.7	3,382.8	(12.8)	2,968.1
Cash and cash equivalents at beginning of period	39.5	241.1	62.0	655.8
Cash and Cash Equivalents at End of Period	$49.2	$3,623.9	$49.2	$3,623.9

The J.M. Smucker Co. Unaudited Supplemental Schedule

	Three Months Ended October 31,				Six Months Ended October 31,
	2024	% of Net Sales	2023	% of Net Sales	2024	% of Net Sales	2023	% of Net Sales
	(Dollars in millions)
Net sales	$2,271.2		$1,938.6		$4,396.3		$3,743.8
Selling, distribution, and administrative expenses:
Marketing	122.1	5.4%	109.4	5.6%	231.0	5.3%	198.0	5.3%
Selling	61.1	2.7%	51.5	2.7%	137.0	3.1%	116.3	3.1%
Distribution	68.8	3.0%	61.0	3.1%	140.3	3.2%	121.9	3.3%
General and administrative	138.7	6.1%	111.6	5.8%	272.5	6.2%	210.9	5.6%
Total selling, distribution, and administrative expenses	$390.7	17.2%	$333.5	17.2%	$780.8	17.8%	$647.1	17.3%

Amounts may not add due to rounding.

The J.M. Smucker Co. Unaudited Reportable Segments

	Three Months Ended October 31,		Six Months Ended October 31,
	2024	2023	2024	2023
	(Dollars in millions)
Net sales:
U.S. Retail Coffee	$704.0	$685.7	$1,327.4	$1,310.8
U.S. Retail Frozen Handheld and Spreads	485.2	464.3	982.0	928.3
U.S. Retail Pet Foods	445.4	464.0	845.1	905.0
Sweet Baked Snacks	315.5	—	649.2	—
International and Away From Home	321.1	324.6	592.6	599.7
Total net sales	$2,271.2	$1,938.6	$4,396.3	$3,743.8

Segment profit:
U.S. Retail Coffee	$202.7	$171.0	$375.3	$341.1
U.S. Retail Frozen Handheld and Spreads	116.1	128.5	235.1	234.2
U.S. Retail Pet Foods	121.4	97.2	236.7	178.5
Sweet Baked Snacks	70.6	—	145.0	—
International and Away From Home	68.0	60.2	116.6	96.6
Total segment profit	$578.8	$456.9	$1,108.7	$850.4
Amortization	(55.8)	(39.6)	(111.8)	(79.4)
Gain (loss) on divestitures – net	(260.8)	(13.8)	(260.8)	(12.6)
Interest expense – net	(98.7)	(35.1)	(199.1)	(67.2)
Change in net cumulative unallocated derivative gains and losses	11.7	(26.3)	(18.3)	(15.9)
Cost of products sold – special project costs	(5.3)	—	(10.6)	—
Other special project costs	(10.7)	(6.8)	(17.8)	(6.8)
Other debt costs	—	(19.5)	—	(19.5)
Corporate administrative expenses	(88.2)	(71.5)	(170.2)	(133.3)
Other income (expense) – net	(4.2)	5.1	(7.3)	(27.9)
Income before income taxes	$66.8	$249.4	$312.8	$487.8

Segment profit margin:
U.S. Retail Coffee	28.8%	24.9%	28.3%	26.0%
U.S. Retail Frozen Handheld and Spreads	23.9%	27.7%	23.9%	25.2%
U.S. Retail Pet Foods	27.3%	20.9%	28.0%	19.7%
Sweet Baked Snacks	22.4%	n/a	22.3%	n/a
International and Away From Home	21.2%	18.5%	19.7%	16.1%

Non-GAAP Financial Measures
The Company uses non-GAAP financial measures, including: net sales excluding acquisition, divestitures, and foreign currency exchange; adjusted gross profit; adjusted operating income; adjusted income; adjusted earnings per share; earnings before interest, taxes, depreciation, amortization expense, impairment charges related to intangible assets, and gains and losses on divestitures ("EBITDA (as adjusted)"); and free cash flow, as key measures for purposes of evaluating performance internally. The Company believes that investors’ understanding of its performance is enhanced by disclosing these performance measures. Furthermore, these non-GAAP financial measures are used by management in preparation of the annual budget and for the monthly analyses of its operating results. The Board of Directors also utilizes certain non-GAAP financial measures as components for measuring performance for incentive compensation purposes.
Non-GAAP financial measures exclude certain items affecting comparability that can significantly affect the year-over-year assessment of operating results, which include amortization expense and impairment charges related to intangible assets; certain divestiture, acquisition, integration, and restructuring costs ("special project costs"); gains and losses on divestitures; the net change in cumulative unallocated gains and losses on commodity and foreign currency exchange derivative activities ("change in net cumulative unallocated derivative gains and losses"); and other infrequently occurring items that do not directly reflect ongoing operating results. Income taxes, as adjusted is calculated using an adjusted effective income tax rate that is applied to adjusted income before income taxes and reflects the exclusion of the previously discussed items, as well as any adjustments for one-time tax-related activities, when they occur. While this adjusted effective income tax rate does not generally differ materially from the GAAP effective income tax rate, certain exclusions from non-GAAP results, such as the unfavorable tax impacts associated with the classification of the Voortman® business as held for sale, can significantly impact the adjusted effective income tax rate.

These non-GAAP financial measures are not intended to replace the presentation of financial results in accordance with U.S. GAAP. Rather, the presentation of these non-GAAP financial measures supplements other metrics used by management to internally evaluate its businesses and facilitate the comparison of past and present operations and liquidity. These non-GAAP financial measures may not be comparable to similar measures used by other companies and may exclude certain nondiscretionary expenses and cash payments. A reconciliation of certain non-GAAP financial measures to the comparable GAAP financial measure for the current and prior year periods is included in the "Unaudited Non-GAAP Financial Measures" tables. The Company has also provided a reconciliation of non-GAAP financial measures for its fiscal year 2025 outlook.

The J.M. Smucker Co. Unaudited Non-GAAP Financial Measures

	Three Months Ended October 31,				Six Months Ended October 31,
	2024	2023	Increase (Decrease)	%	2024	2023	Increase (Decrease)	%
	(Dollars in millions)

Net sales reconciliation:
Net sales	$2,271.2	$1,938.6	$332.6	17%	$4,396.3	$3,743.8	$652.5	17%
Hostess Brands acquisition	(315.5)	—	(315.5)	(16)	(649.2)	—	(649.2)	(17)
Canada condiment divestiture	—	(15.8)	15.8	1	—	(33.4)	33.4	1
Sahale Snacks® divestiture	—	(13.1)	13.1	1	—	(24.1)	24.1	1
Foreign currency exchange	0.5	—	0.5	—	2.6	—	2.6	—
Net sales excluding acquisition, divestitures, and foreign currency exchange	$1,956.2	$1,909.7	$46.5	2%	$3,749.7	$3,686.3	$63.4	2%

Amounts may not add due to rounding.

The J.M. Smucker Co. Unaudited Non-GAAP Financial Measures

	Three Months Ended October 31,		Six Months Ended October 31,
	2024	2023	2024	2023
	(Dollars and shares in millions, except per share data)
Gross profit reconciliation:
Gross profit	$886.1	$724.2	$1,683.3	$1,379.0
Change in net cumulative unallocated derivative gains and losses	(11.7)	26.3	18.3	15.9
Cost of products sold – special project costs	5.3	—	10.6	—
Adjusted gross profit	$879.7	$750.5	$1,712.2	$1,394.9
% of net sales	38.7%	38.7%	38.9%	37.3%

Operating income reconciliation:
Operating income	$169.7	$298.9	$519.2	$602.4
Amortization	55.8	39.6	111.8	79.4
Loss (gain) on divestitures – net	260.8	13.8	260.8	12.6
Change in net cumulative unallocated derivative gains and losses	(11.7)	26.3	18.3	15.9
Cost of products sold – special project costs	5.3	—	10.6	—
Other special project costs	10.7	6.8	17.8	6.8
Adjusted operating income	$490.6	$385.4	$938.5	$717.1
% of net sales	21.6%	19.9%	21.3%	19.2%

Net income (loss) reconciliation:
Net income (loss)	($24.5)	$194.9	$160.5	$378.5
Income tax expense	91.3	54.5	152.3	109.3
Amortization	55.8	39.6	111.8	79.4
Loss (gain) on divestitures – net	260.8	13.8	260.8	12.6
Change in net cumulative unallocated derivative gains and losses	(11.7)	26.3	18.3	15.9
Cost of products sold – special project costs	5.3	—	10.6	—
Other special project costs	10.7	6.8	17.8	6.8
Other debt costs – special project costs	—	19.5	—	19.5
Other expense – special project costs	—	0.4	—	0.4
Other infrequently occurring items:
Unrealized loss (gain) on investment in equity securities – net (A)	—	(5.9)	—	21.5
Pension plan termination settlement charge (B)	—	—	—	3.2
Adjusted income before income taxes	$387.7	$349.9	$732.1	$647.1
Income taxes, as adjusted	93.5	84.9	178.4	155.1
Adjusted income	$294.2	$265.0	$553.7	$492.0
Weighted-average shares outstanding – assuming dilution	106.7	102.4	106.6	102.6
Adjusted earnings per share – assuming dilution	$2.76	$2.59	$5.19	$4.80

(A)Unrealized loss (gain) on investment in equity securities – net includes gains and losses resulting from the change in fair value of the Company's investment in Post common stock and the related equity forward contract, which was settled on November 15, 2023.
(B)Represents the nonrecurring pre-tax settlement charge recognized during the first quarter of 2024 related to the acceleration of prior service cost for the portion of the plan surplus to be allocated to plan members within our Canadian defined benefit plans, which is subject to regulatory approval before a payout can be made.

The J.M. Smucker Co. Unaudited Non-GAAP Financial Measures

	Three Months Ended October 31,		Six Months Ended October 31,
	2024	2023	2024	2023
	(Dollars in millions)
EBITDA (as adjusted) reconciliation:
Net income (loss)	($24.5)	$194.9	$160.5	$378.5
Income tax expense	91.3	54.5	152.3	109.3
Interest expense – net	98.7	35.1	199.1	67.2
Depreciation	72.2	53.0	145.2	103.2
Amortization	55.8	39.6	111.8	79.4
Loss (gain) on divestitures – net	260.8	13.8	260.8	12.6
EBITDA (as adjusted)	$554.3	$390.9	$1,029.7	$750.2
% of net sales	24.4%	20.2%	23.4%	20.0%

Free cash flow reconciliation:
Net cash provided by (used for) operating activities	$404.2	$176.9	$577.1	$394.8
Additions to property, plant, and equipment	(87.0)	(148.7)	(210.7)	(299.0)
Free cash flow	$317.2	$28.2	$366.4	$95.8

The following tables provide a reconciliation of the Company's fiscal 2025 guidance for estimated adjusted earnings per share and free cash flow.

	Year Ending April 30, 2025
	Low	High
Net income per common share – assuming dilution reconciliation:
Net income per common share – assuming dilution	$4.60	$5.00
Change in net cumulative unallocated derivative gains and losses (A)	0.14	0.14
Amortization	1.37	1.37
Loss (gain) on divestitures - net	1.61	1.61
Special project costs	0.40	0.40
Pension plan termination settlement charge (B)	0.31	0.31
Adjusted effective income tax rate impact	1.27	1.27
Adjusted earnings per share	$9.70	$10.10

(A) We are unable to project derivative gains and losses on a forward-looking basis as these will vary each quarter based on market conditions and derivative positions taken. The change in unallocated derivative gains and losses in the table above reflects the net impact of the gains and losses that have been recognized in our GAAP results and excluded from non-GAAP results as of October 31, 2024, that are expected to be allocated to non-GAAP results in future periods.

(B) Represents a non-recurring pre-tax settlement charge related to the termination of one of the Company's U.S. defined benefit pension plans anticipated to be realized during fiscal year 2025 upon settlement of the pension obligations.

	Year Ending April 30, 2025
	(Dollars in millions)
Free cash flow reconciliation:
Net cash provided by operating activities	$1,325
Additions to property, plant, and equipment	(450)
Free cash flow	$875